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                                                                     Exhibit 2.2

     SUPPLEMENTAL AGREEMENT dated November 13, 1998 (this "Agreement") to the Asset Sale Agreement dated September 27, 1998 (the "Asset Agreement") between Waste Management, Inc., a Delaware corporation ("WMI"), and Republic Services, Inc., a Delaware corporation ("Republic"), and the Stock and Asset Sale Agreement dated November 13, 1998 (the "Stock and Asset Agreement") between Republic and WMI (the Asset Agreement and the Stock and Asset Agreement being hereinafter collectively referred to as the "Main Agreements").

     WHEREAS, the parties have entered into the Main Agreements to sell and purchase certain assets and/or stock and assets from the other party as provided in the applicable Main Agreement; and

     WHEREAS, the parties desire to memorialize certain understandings and obligations of the parties arising in connection with the Main Agreements which the parties have agreed to perform fully on a post-Closing basis;

     NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Main Agreements, the parties hereby agree as follows:

     Section 1. Defined Terms. Capitalized terms which are used herein and are not otherwise defined herein shall have the meanings assigned to such terms in the Main Agreements.

     Section 2.     Understandings with Respect to Employees.

     (a) The parties understand that the non-unionized employees employed at the site by each Business conveyed to the other party may be terminated as employees of the applicable party on the Closing Date, and that effective as of the Closing Date, such terminated employees will become employees of the purchasing party, and the purchasing party shall pay all COBRA costs associated with such employees. In the event that within forty-five (45) days after the Closing Date, any employee(s) shall be terminated by the purchasing party, the other party (upon execution by the
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employee of a release and a non-competition agreement in accordance with such selling party's severance policy) shall assume all obligations to pay severance to such employee or employees in accordance with such selling party's severance policy in effect immediately prior to the Closing Date as if such employee or employees had remained employed by such party subsequent to the Closing Date. By way of illustration; if Employee A was terminated by Party A on the Closing Date and employed by Party B on the Closing Date and was subsequently terminated by Party B within forty-five (45) days of the Closing Date, then Party A would be obligated to pay Employee A severance as if Employee A had remained an employee of Party A until the date on which Employee A's employment was terminated by Party B.

     (b) Republic hereby agrees to assume the liability for accrued vacation time for WMI's non-unionized employees who are being employed by Republic subsequent to the Closing. As promptly as practicable, WMI and Republic shall determine the amount of such liability for the remaining portion of calendar year 1998 and not later than thirty (30) days following the date hereof, WMI shall reimburse Republic for the amount of such liability.

     (c) Obligations of the nature referred to in this Section 2 with respect to unionized employees will be assumed by the purchasing party as a result of the purchasing party's assumption of the related union or collective bargaining contract.

     Section 3. Allocation of New Revenues and New Customers. (a) The parties acknowledge that during the period from July 16, 1998 to the date hereof (the "Measuring Period"), certain Businesses of WMI which are being conveyed to Republic pursuant to the Asset Agreement have acquired new customers or have lost customers and have added or lost revenue associated with such new or lost customers. With respect to such customers, the parties agree as follows:


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     (i)   with respect to the contract with the City of Flint at the Brent Run landfill, within sixty (60) days of the date hereof, WMI shall make a good faith effort to restore on the same or economically similar terms to the Brent Run landfill the City of Flint contract. If WMI is unable to restore such contract, WMI shall pay to Republic $1,145,000;

     (ii) with respect to the contract with Ferrous Steel at the Carleton Farms landfill, within thirty (30) days of the date hereof, WMI shall make a good faith effort to restore on the same or economically similar terms to the Carleton Farms landfill the Ferrous Steel contract. If WMI is unable to restore such contract, WMI shall pay to Republic $1,253,000;

     (iii) with respect to the contract with Strong Processing at the Carleton Farms landfill, within thirty (30) days of the date hereof, WMI shall make a good faith effort to restore on the same or economically similar terms to the Carleton Farms landfill the Strong Processing contract. If WMI is unable to restore such contract, WMI shall pay to Republic $1,963,000;

     and

     (iv) with respect to new customers at various collection Businesses, to work together in good faith to allocate such new front end load waste collection customers between WMI and Republic based proportionately on the revenues and number of customers retained by WMI, on the one hand, and those conveyed to Republic, on the other hand, in the defined markets as required by the Final Judgment.

     Section 4. Purchase Price Adjustment. On the basis of the updated financial information with respect to the Assets provided by WMI to Republic and set forth on Schedule 2.4 to the Asset Agreement, the purchase price for the Assets and the Shares, if applicable, as set forth in the Main Agreements, shall be reduced by $13,316,000.


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     Section 5. Understandings with Respect to Certain Businesses. Set forth on
Schedules I through XVI hereof, and incorporated fully herein, are certain understandings and agreements with respect to specified Businesses (as defined in the applicable Main Agreement). Such understandings and agreements are to be complied with and performed in full no later than thirty (30) days following the date of this Agreement.

     Section 6. Special Arrangements with Respect to the Modern Landfill.
Prior to the Closing Date with respect to the Modern Landfill, the parties shall use their best good faith efforts to prepare and enter into an agreement more fully addressing, among other items, the terms and provisions set forth on
Schedule XVII hereto prior to the scheduled closing date for the Modern
Landfill.

     Section 7. Certain Understandings with Respect to Royalty Payments. (a) Effective as of the date hereof, the Front Range landfill's obligation to make royalty payments to Mid-American Waste Systems, Inc. ("Mid-American") under the Stock Purchase Agreement entered into as of May 25, 1995 by and between Mid-American, Sanifill of Colorado, Inc. and Sanifill, Inc. (the "Mid-American Royalty Agreement") shall terminate. As promptly as practicable but in no event more than thirty (30) days following the date hereof, Mid-American and Republic shall enter into an agreement, satisfactory to Republic in all respects, terminating the Mid-American Royalty Agreement in full.

     (b) Effective as of the date hereof, the Chiquita Canyon landfill's obligation to make royalty payments to Western Waste under the Asset Purchase Agreement and Escrow Instructions by and among System Disposal Service, Inc., Chiquita Canyon Landfill Company, Santa Clara Valley Refuse Removal Company and Blue Barrel Recycling Company dated September 17, 1985 shall be reduced by the amount ultimately allocable to WMI or any of its wholly-owned subsidiaries. As promptly as practicable but in no event more than thirty (30) days following the date hereof,


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Western Waste and Republic shall enter into an agreement, satisfactory to
Republic in all respects, evidencing such reduction in the amount of such royalty payments.

     Section 8. Purchase Price. The purchase price payable with respect to the Assets to be conveyed on the date hereof and the purchase price allocation with respect thereto are set forth on Schedule XVIII hereto.

     Section 9. Vehicle Transfers. Promptly following the date hereof, but not later than thirty (30) days after the applicable Closing Date, the parties shall cooperate to prepare, execute and deliver such documents and shall take any and all such other actions as may be reasonably necessary or appropriate to transfer title to the vehicles conveyed under the applicable Main Agreement to the purchasing party.

     Section 10. Further Assurances. On and after the date hereof, at the request of the other party, the parties shall execute and deliver such documents or other instruments and shall take such further actions as may be reasonably necessary or appropriate to effectuate and carry out the transactions contemplated hereby.


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     IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed on its behalf as of the date first above written.


                                   REPUBLIC SERVICES, INC.



                                   By:     /s/ DAVID A. BARCLAY
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                                   Name:   David A. Barclay
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                                   Title:  Vice President
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                                   WASTE MANAGEMENT, INC.



                                   By:     /s/ GREG SANGALIS
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                                   Name:   Greg Sangalis
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                                   Title:  Senior Vice President
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